Exhibit 99.1

Northwest Pipe Company Announces Second Quarter 2022 Financial Results

•	Net sales of $118.5 million increased 60.6% year-over-year
•	Gross profit of $24.1 million increased 152.5% year-over-year
•	Net income of $0.97 per diluted share; adjusted net income of $1.04 per diluted share
•	Record quarterly profits and revenues for both of the recently acquired Precast Infrastructure and Engineered Systems segment (“Precast”) businesses
•	Backlog[1] of $303 million; backlog including confirmed orders[2] of $338 million for the Engineered Steel Pressure Pipe segment (“SPP”)
•	Record order book[3] of $75 million for Precast

VANCOUVER, Washington—August 8, 2022—Northwest Pipe Company (NASDAQ: NWPX) (the “Company”), a leading manufacturer of water-related infrastructure including engineered pipeline systems and precast products, today announced its financial results for the second quarter ended June 30, 2022. The Company will broadcast its second quarter 2022 earnings conference call on Monday, August 8, 2022 at 2:00 p.m. PT.

Management Commentary

“The integration of ParkUSA is on schedule and we remain very excited about the potential of our newest acquisition. Our Precast business continued to be very strong during the second quarter, producing revenue of $41.4 million, a gross margin of 31.3% and a record order book that ended the quarter at nearly $75 million. Despite some of the current economic headwinds, we expect the Precast business to remain strong for the near term,” said Scott Montross, President and Chief Executive Officer of Northwest Pipe Company.

Mr. Montross continued, “Our Engineered Steel Pressure Pipe business continued to experience solid bidding and ended the second quarter with a strong backlog including confirmed orders of $338 million. While the first half of 2022 was projected to be the high-water mark for backlog, we expect it to remain fairly high compared to historical standards for the balance of the year. In the second quarter, our SPP business generated revenue of $77.1 million and gross margins of 14.4%. For the third quarter of 2022, our SPP business was on track to generate similar revenue and improving margins compared to the second quarter of 2022. However, recent severe weather events in late July and early August forced shutdowns at both our Adelanto, California and St. Louis, Missouri plants due to flooding which may adversely impact our revenue and margins if the shutdowns become extended. As such, we currently anticipate our third quarter SPP revenue could be down slightly from the second quarter of 2022 with gross margins that are flat to modestly higher.”

1 Northwest Pipe Company defines “backlog” as the balance of remaining performance obligations under signed contracts for Engineered Steel Pressure Pipe products for which revenue is recognized over time.

2 Northwest Pipe Company defines “confirmed orders” as Engineered Steel Pressure Pipe projects for which the Company has been notified that it is the successful bidder, but a binding agreement has not been executed.

3 Northwest Pipe Company defines “order book” as unfulfilled orders outstanding at the measurement date for its Precast Infrastructure and Engineered Systems segment.

Second Quarter 2022 Financial Results

Consolidated

●	Net sales increased 60.6% to $118.5 million from $73.8 million in the second quarter of 2021.

●	Gross profit increased 152.5% to $24.1 million, or 20.3% of net sales, from $9.5 million, or 12.9% of net sales, in the second quarter of 2021.

●	Net income was $9.7 million, or $0.97 per diluted share, compared to $2.1 million, or $0.21 per diluted share, in the second quarter of 2021.

●

Adjusted net income was $10.3 million, or $1.04 per diluted share, compared to $2.2 million, or $0.22 per diluted share, in the second quarter of 2021. Adjusted net income, which is a non-GAAP financial measure, is reconciled to net income in the table titled “Reconciliation of Non-GAAP Financial Measures” below.

Engineered Steel Pressure Pipe Segment (SPP)

●

SPP net sales increased 31.2% to $77.1 million from $58.7 million in the second quarter of 2021 driven by a 35% increase in selling price per ton due to increased materials costs and changes in product mix, partially offset by a 3% decrease in tons produced resulting from changes in project timing.

●

SPP gross profit increased 67.9% to $11.1 million, or 14.4% of SPP net sales, compared to $6.6 million, or 11.3% of SPP net sales, in the second quarter of 2021 primarily due to changes in product mix.

●

SPP backlog was approximately $303 million as of June 30, 2022 compared to $200 million as of March 31, 2022 and $195 million as of June 30, 2021. Backlog including confirmed orders was $338 million as of June 30, 2022 compared to $341 million as of March 31, 2022 and $234 million as of June 30, 2021.

Precast Infrastructure and Engineered Systems Segment (Precast)

●

Precast net sales increased 175.2% to $41.4 million from $15.1 million in the second quarter of 2021 primarily due to the Park Environmental Equipment, LLC (“ParkUSA”) operations acquired in October 2021, which contributed $24.2 million in net sales. In addition, the segment realized a 14% increase in net sales at the pre-existing precast operations resulting from a 54% increase in selling prices due to the high demand for the Company’s concrete products coupled with increased material costs, partially offset by a 26% decrease in volume shipped due to changes in product mix.

●

Precast gross profit increased 343.9% to $13.0 million, or 31.3% of Precast net sales, from $2.9 million, or 19.4% of Precast net sales, in the second quarter of 2021 due to contributions from the ParkUSA operations, as well as improved pricing at the pre-existing precast operations.

●

Precast order book was approximately $75 million as of June 30, 2022 compared to $66 million as of March 31, 2022 and $24 million as of June 30, 2021. The quarter ended December 31, 2021 was the first period that included the order book for ParkUSA.

Liquidity Details

As of June 30, 2022, the Company had $86.7 million of outstanding revolving loan borrowings and additional borrowing capacity of approximately $37 million. The Company expects to have sufficient credit available to support its operations for at least the next twelve months with near-term repayment of outstanding debt remaining a high priority.

Conference Call Details

A conference call and simultaneous webcast to discuss the Company’s second quarter 2022 financial results will be held on Monday, August 8, 2022 at 2:00 p.m. PT. The call will be broadcast live on the Investor Relations section of the Company’s website at investor.nwpipe.com and will be archived online upon completion of the conference call. For those unable to listen to the live call, a replay will be available approximately three hours after the event and will remain available until Monday, August 22, 2022 by dialing 1‑844-512-2921 in the U.S. or 1‑412-317-6671 internationally and entering the replay access code: 10019896.

About Northwest Pipe Company

Founded in 1966, Northwest Pipe Company is a leading manufacturer for water-related infrastructure products. In addition to being the largest manufacturer of engineered steel water pipeline systems in North America, the Company manufactures high-quality precast and reinforced concrete products; water, wastewater, and stormwater equipment; steel casing pipe; bar-wrapped concrete cylinder pipe; and one of the largest offerings of pipeline system joints, fittings, and specialized components. Strategically positioned to meet growing water and wastewater infrastructure needs, Northwest Pipe Company provides solution-based products for a wide range of markets under the ParkUSA, Geneva Pipe and Precast, and Permalok® lines. The Company's diverse team is committed to quality and innovation while demonstrating the Company's core values of accountability, commitment, and teamwork. The Company is headquartered in Vancouver, Washington, and has 13 manufacturing facilities across North America. Please visit www.nwpipe.com for more information.

Forward-Looking Statements

Statements in this press release by Scott Montross are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on current expectations, estimates, and projections about the Company’s business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by the Company include changes in demand and market prices for its products, product mix, bidding activity and order cancelations, timing of customer orders and deliveries, production schedules, price and availability of raw materials, excess or shortage of production capacity, international trade policy and regulations, changes in tariffs and duties imposed on imports and exports and related impacts on the Company, fluctuations in interest rate risk and changes in market interest rates, the Company’s ability to identify and complete internal initiatives and/or acquisitions in order to grow its business, the Company’s ability to effectively integrate ParkUSA and other acquisitions into its business and operations and achieve significant administrative and operational cost synergies and accretion to financial results, impacts of U.S. tax reform legislation on the Company’s results of operations, adequacy of the Company’s insurance coverage, supply chain challenges, labor shortages, ongoing military conflicts in Ukraine and related consequences, operating problems at the Company’s manufacturing operations including fires, explosions, inclement weather, and floods and other natural disasters, impacts of pandemics, epidemics, or other public health emergencies, such as coronavirus disease 2019, and other risks discussed in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2021 and from time to time in its other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If the Company does update or correct one or more forward-looking statements, investors and others should not conclude that it will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

Non-GAAP Financial Measures

The Company is presenting backlog including confirmed orders, adjusted net income, and adjusted diluted net income per share. These non-GAAP financial measures are provided to better enable investors and others to assess the Company’s ongoing operating results and compare them with its competitors. This should be considered a supplement to, and not a substitute for, or superior to, financial measures calculated in accordance with GAAP.

For more information, visit www.nwpipe.com.

Contact:

Aaron Wilkins

Chief Financial Officer

Northwest Pipe Company

(360) 397‑6294 • investors@nwpipe.com

Or Addo Investor Relations

(310) 829‑5400

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NORTHWEST PIPE COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Net sales:
Engineered Steel Pressure Pipe	$77,068	$58,748	$151,783	$118,805
Precast Infrastructure and Engineered Systems	41,454	15,064	76,070	27,318
Total net sales	118,522	73,812	227,853	146,123

Cost of sales:
Engineered Steel Pressure Pipe	65,963	52,133	133,489	105,036
Precast Infrastructure and Engineered Systems	28,479	12,141	55,498	22,774
Total cost of sales	94,442	64,274	188,987	127,810

Gross profit:
Engineered Steel Pressure Pipe	11,105	6,615	18,294	13,769
Precast Infrastructure and Engineered Systems	12,975	2,923	20,572	4,544
Total gross profit	24,080	9,538	38,866	18,313

Selling, general, and administrative expense	10,127	6,337	19,495	12,167
Operating income	13,953	3,201	19,371	6,146
Other income	1	30	45	89
Interest expense	(869)	(348)	(1,429)	(575)
Income before income taxes	13,085	2,883	17,987	5,660
Income tax expense	3,412	752	4,755	1,354
Net income	$9,673	$2,131	$13,232	$4,306

Net income per share:
Basic	$0.98	$0.22	$1.34	$0.44
Diluted	$0.97	$0.21	$1.33	$0.43

Shares used in per share calculations:
Basic	9,918	9,861	9,900	9,837
Diluted	9,968	9,915	9,971	9,920

NORTHWEST PIPE COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$3,543	$2,997
Trade and other receivables, net	63,047	52,664
Contract assets	125,158	107,170
Inventories	74,247	59,651
Prepaid expenses and other	3,837	5,744
Total current assets	269,832	228,226
Property and equipment, net	124,651	121,266
Operating lease right-of-use assets	95,628	98,507
Goodwill	53,684	53,684
Intangible assets, net	37,073	39,376
Other assets	5,715	6,620
Total assets	$586,583	$547,679

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$49,640	$32,267
Accrued liabilities	29,240	24,498
Contract liabilities	8,127	2,623
Current portion of operating lease liabilities	4,769	4,704
Total current liabilities	91,776	64,092
Borrowings in line of credit	86,713	86,761
Operating lease liabilities	91,374	93,725
Deferred income taxes	11,285	10,984
Other long-term liabilities	8,491	8,734
Total liabilities	289,639	264,296

Stockholders’ equity	296,944	283,383
Total liabilities and stockholders’ equity	$586,583	$547,679

NORTHWEST PIPE COMPANY AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Net income, as reported	$9,673	$2,131	$13,232	$4,306
Adjustments for non-recurring items:
Acquisition-related transaction costs	36	90	59	236
Amortization of acquired intangibles (1)	793	-	1,672	-
Estimated tax impact of non-recurring items	(205)	(22)	(428)	(58)
Adjusted net income	$10,297	$2,199	$14,535	$4,484

Diluted net income per share, as reported	$0.97	$0.21	$1.33	$0.43

Adjusted diluted net income per share	$1.04	$0.22	$1.46	$0.45

(1)	Amortization of acquired intangibles represents amortization of ParkUSA intangible assets only and is included for comparability purposes between 2022 and 2021.